Exhibit 10.2

SECOND AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT
AND AMENDMENT TO LIMITED GUARANTY

THIS SECOND AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT AND AMENDMENT TO LIMITED GUARANTY (this "Amendment") is dated effective as of March 15, 2007, among LARCLAY, L.P. ("Borrower"), CLAYTON WILLIAMS ENERGY, INC. ("Guarantor"), the lenders listed on the signature pages hereof as Lenders (the "Lenders") and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent for the benefit of the Lenders (the "Administrative Agent").

RECITALS:

Pursuant to that certain Term Loan and Security Agreement (as amended by letter agreement dated February 28, 2007, and including a letter from Borrower authorizing substitution of corrected pages, the "Loan Agreement") among Borrower, Lenders and Administrative Agent dated as of April 21, 2006, the Lenders extended the credit facilities referred to therein to Borrower.

Borrower, Guarantor, Administrative Agent and Lenders now agree to modify the Loan Agreement as set forth in the succeeding provisions of this Amendment (which shall control over any conflicting or inconsistent recitals above). Each capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and Lenders do hereby agree as follows:

THE AGREEMENT:

1.  Amendments to Loan Agreement.

(a)  Section 1.1 is hereby amended to add a definition, in alphabetical order, and amend and restate certain others, all as set forth below:
        "Commitment Expiration Date" means May 31, 2007, at 2:00 p.m. CDT.

        "CWEI Guaranty" means the Guaranty delivered by CWEI pursuant to Section 3.4(l).

            "L/C" means the letter of credit, with an expiry date not earlier than June 13, 2007, in the face amount of $5,000,000, in form and substance and from a financial institution reasonably satisfactory to Administrative Agent, for the account of CWEI and for the benefit of Administrative Agent acting on behalf of itself and the Lenders.

        "Maturity Date" means June 1, 2011.

(b)  Section 2.3(a) is amended and restated in its entirety to read as follows:

        "(a) Borrower shall pay to Administrative Agent, for the account of each Lender, the outstanding principal amount of the Loan, in monthly principal installments on each Payment Date that occurs on or after July 1, 2007, as follows:

"(i) for each Payment Date occurring during the period from and including July 1, 2007, through and including June 1, 2008, an equal monthly principal installment equal to 1/12 of 35% of the outstanding principal amount of the Loan on July 1, 2007;

"(ii) for each Payment Date occurring during the period from and including July 1, 2008, through and including June 1, 2010, an equal monthly principal installment equal to 1/24 of 50% of the outstanding principal amount of the Loan on July 1, 2007; and

"(iii) for each Payment Date occurring during the period from and including July 1, 2010, through and including June 1, 2011, an equal monthly principal installment equal to 1/12 of 15% of the outstanding principal amount of the Loan on July 1, 2007."

(c)  Section 2.3(d) is amended by deleting therefrom the date "March 15, 2007," and inserting in lieu thereof the date "June 1, 2007."

(d)  Section 3.2(b) is amended by changing the reference therein to "3.3" to a reference to "3.2".

(e)  Section 3.4 is amended by adding a new subsection, lettered "m," reading as follows:

"(m) L/C Matters. (i) Provided no Event of Default has occurred and is then continuing, Administrative Agent will contemporaneously release the L/C to Borrower once (x) Administrative Agent has established that the outstanding principal balance of the Loan is less than seventy-five percent (75%) of the Net OLV of the Operating Rigs or (y) the Commitment Expiration Date shall have occurred, and Borrower shall have prepaid the principal of the Loan as and to the extent required under Section 2.3(d).

"(ii) Notwithstanding anything herein, in the L/C, or in any other Loan Document to the contrary, Administrative Agent shall only have the right (which right may be exercised without notice, opportunity to cure or other restraint) to draw on the L/C (x) if an Event of Default has occurred and is then continuing (to the extent necessary to pay amounts in respect of Obligations that are then due and payable hereunder), (y) in the event the Borrower has not timely prepaid the principal of the Loan as and to the extent required under Section 2.3(d), and (z) upon the occurrence of a Bankruptcy Event, in which cases the amounts so drawn shall be applied to prepay the Loan as provided in Section 2.5 (c).

"(iii) Notwithstanding anything herein, in the L/C, or in any other Loan Document to the contrary, (x) for so long as the L/C is outstanding (but not thereafter), the Maximum Guaranteed Amount (as such term is used in the CWEI Guaranty) shall be reduced by the undrawn amount of the L/C and (y) to the extent the L/C is drawn upon as contemplated in clauses (x) or (z) of Section 3.4(m)(ii), the Maximum Guaranteed Amount in effect at any time thereafter shall be reduced by the amount so drawn on the L/C."

2.  Amendment to CWEI Guaranty. The CWEI Guaranty is hereby amended by adding the following parenthetical after the words "in such table" in clause (1) of the first paragraph thereof: "(provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, (A) so long as the L/C is outstanding (but not thereafter), the Maximum Guaranteed Amount in effect at any time shall be reduced by the undrawn face amount of the L/C and (B) to the extent the L/C is drawn upon as contemplated in clauses (x) or (z) of Section 3.4(m)(ii) of the Loan Agreement, the Maximum Guaranteed Amount in effect at any time thereafter shall be reduced by the amount so drawn on the L/C)".

3.  Conditions of Effectiveness. This Amendment shall become effective when, and only when, the Administrative Agent shall have received (i) counterparts of this Amendment executed by Borrower, the Guarantor and the Lenders and (ii) the original L/C, and all other matters shall be satisfactory to the Administrative Agent.

4.  Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a)  Borrower is duly authorized and empowered to execute, deliver and perform this Amendment and all other instruments referred to or mentioned herein to which it is a party, and all action on its part requisite for the due execution, delivery and the performance of this Amendment has been duly and effectively taken. This Amendment, when executed and delivered, will constitute valid and binding obligations of Borrower enforceable in accordance with its terms. This Amendment does not violate any provisions of Borrower's operating agreement or any contract, agreement, law or regulation to which Borrower is subject, and does not require the consent or approval of any regulatory authority or governmental body of the United States or any state.

(b)  The representations and warranties made by Borrower in the Loan Agreement are true and correct as of the date of this Amendment.

(c)  Borrower has no knowledge of any event which has occurred and is continuing which constitutes a Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

5.  Reference to and Effect on the Loan Documents.

(a)  Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the Loan Documents to the "Loan Agreement" shall mean and be a reference to the Loan Agreement as amended hereby.

(b)  Except as specifically amended herein, the Loan Agreement, the Notes, the CWEI Guaranty, and all other instruments securing or guaranteeing Borrower's obligations to the Administrative Agent and the Lenders (the "Security Instruments") shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Security Instruments and all collateral described therein do and shall continue to secure the payment of all obligations of Borrower under the Notes and the Loan Agreement, as amended hereby, and under the other Security Instruments. For avoidance of doubt, the parties confirm and agree that once the L/C is released pursuant to Section 3.4(m)(i) of the Loan Agreement, is drawn upon as contemplated in Section 3.4(m)(ii) of the Loan Agreement, or is otherwise no longer outstanding, the temporary reduction of the CWEI Guaranty by the undrawn face amount of the L/C shall cease and no longer be of force or effect and the CWEI Guaranty shall be legally binding and enforceable in accordance with its terms as originally written except as specifically amended herein.

(c)  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative Agent or Lenders under any of the Security Instruments, nor constitute a waiver of any provision of any of the Security Instruments.

6.  Costs and Expenses. Borrower agrees to pay on demand all costs and expenses of Administrative Agent and the Lenders in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for Administrative Agent. In addition, Borrower shall pay any and all fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees.

7.  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8.  Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of laws provisions.

9.  Final Agreement. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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EXECUTED effective as of the date first set forth above.

BORROWER:

LARCLAY, L.P.

By: Larclay GP, LLC,
its General Partner

By: /s/ Michael L. Pollard
Name: Michael L. Pollard
Title: Manager

GUARANTOR:

CLAYTON WILLIAMS ENERGY, INC.

By: /s/ Mel G. Riggs
Name: Mel G. Riggs
Title: Senior Vice President and
Chief Financial Officer

                                ADMINISTRATIVE AGENT:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent

By: /s/ Brian Gandy
Name: Brian Gandy
Title: Vice President

THE LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as a Lender

By: /s/ Brian Gandy
Name: Brian Gandy
Title: Vice President

CATERPILLAR FINANCIAL SERVICES
CORPORATION

By: /s/ Christopher C. Patterson
Name: Christopher C. Patterson
Title: Global Operations Manager -
Capital Markets